   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 2001
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)

                              --------------------


Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/X/  Preliminary Proxy Statement       / /  Confidential, For Use of the
                                            Commission Only (as permitted
/ /  Definitive Proxy Statement             by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-12

                              ECHO BAY MINES LTD.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies;
     (2)  Aggregate number of securities to which transaction applies;
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined);
     (4)  Proposed maximum aggregate value of transaction;
     (5)  Total fee paid;
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid;
     (2)  Form, Schedule or Registration Statement No.;
     (3)  Filing Party;
     (4)  Date Filed:


--------------------------------------------------------------------------------

                               ECHO BAY MINES LTD.

                        NOTICE OF SPECIAL GENERAL MEETING
                                 OF SHAREHOLDERS
                                     -, 2002

NOTICE IS HEREBY GIVEN that a Special General Meeting of the shareholders of Echo Bay Mines Ltd. will be held in the - Room of the Toronto Hilton Hotel, 145 Richmond Street West, Toronto, Ontario on -, the - day of - 2002 at 9:30 in the morning (Eastern Time), for the following purposes:

1. to consider and, if deemed appropriate, to pass a resolution approving the issuance of up to an aggregate of 361,561,230 common shares in the capital of the Corporation in exchange for all of its capital securities, as more particularly described in the accompanying Management Proxy Circular; and

2. to transact such other business as may properly come before the meeting or any adjournment thereof.


Only shareholders of record at the close of business on -, 2002 will be entitled to notice of the meeting.

DATED at Edmonton, Alberta, Canada this - day of - 2002.


                                            By Order of the Board,
                                            Lois-Ann L. Brodrick
                                            Vice President and Secretary

NOTE: IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE
      ENCLOSED FORM OF PROXY AND RETURN IT TO THE SECRETARY OF THE CORPORATION IN THE ENVELOPE PROVIDED.

                            MANAGEMENT PROXY CIRCULAR

SOLICITATION OF PROXIES


     THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ECHO BAY MINES LTD. (THE "CORPORATION") OF PROXIES TO BE USED AT THE SPECIAL GENERAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE. This material was first sent to shareholders on or about -, 2002. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. N. S. Taylor & Associates, Inc. will solicit proxies from nominee accounts for a fee of U.S.$- plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.


APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the enclosed form of proxy are officers of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY TO REPRESENT HIM AT THE MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to the time of the meeting either at the registered office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.

     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1 addressed to the Secretary of the Corporation, c/o Computershare Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the meeting on the day of the meeting, or an adjournment thereof.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF


     On -, 2002, there were outstanding 140,607,145 common shares (the "Common

Shares") of the Corporation, each of which carries the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of the specific matter being submitted to a vote of the shareholders at the meeting.


     Shareholders of record at the close of business on -, 2002 will be entitled to vote at the meeting except to the extent they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established ownership of the shares and, in either case, has asked, not later than -, 2002, to be included in the list of shareholders entitled to vote at the meeting.

     As of -, 2002, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the Common Shares.


VOTING OF COMMON SHARES

     Common Shares represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy will be voted on any ballot which may be called for in respect of the matter referred to in the accompanying notice of meeting and, where a choice with respect to the matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF THE MATTER IF NO SPECIFICATION HAS BEEN MADE.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matter identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to the matter identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

BUSINESS OF THE MEETING - EXCHANGE OF CAPITAL SECURITIES FOR COMMON SHARES


     At the meeting, the shareholders will be asked to consider and, if deemed appropriate, pass a resolution (the "Resolution") approving the issuance of up to an aggregate of 361,561,230 Common Shares in the capital of the Corporation. The Common Shares would be issued in exchange for the capital securities (the "Capital Securities") issued by the Corporation pursuant to an indenture dated as of March 27, 1997 between the Corporation and Bankers Trust Company, as amended or supplemented (the "Indenture") on the basis of 3,615.6123 Common Shares for each U.S.$1,000 in principal amount of the Capital Securities, including accrued but unpaid interest thereon. Fractional shares will not be issued; the number of Common Shares to be issued to a holder of Capital Securities will be rounded up to the next whole share. The passing of the Resolution, and completion of the transaction contemplated thereby, will result in control of the Corporation no longer resting with current shareholders.

     The Capital Securities were issued in early 1997 in an aggregate principal amount of U.S.$100 million, to repay indebtedness, for general corporate purposes and for working capital. Interest on the Capital Securities is payable semi-annually at a rate of 11 percent per annum. Under the terms of the Indenture, interest may, at the Corporation's discretion, be deferred for ten consecutive semi-annual periods. The Corporation first elected in March 1998 to defer interest payments and has elected to defer in respect of each payment date from April 1, 1998 to the present. Interest deferred to December 31, 2001 amounts to U.S.$64.2 million and is payable no later than March 31, 2003 together with additional compounded or deferred interest. Assuming continued payment deferrals, an interest obligation of U.S.$83.8 million would have to be met on March 31, 2003. The Corporation does not have the financial capacity to meet interest payment obligations on the Capital Securities, nor does it believe it has any alternative to the continued deferral of interest payments, absent implementation of the transaction described in this management proxy circular. Since late 1997, cash flow constraints have been exacerbated by a prolonged, low gold price. The Corporation believed it important to take steps to preserve its existence and the most significant financial measure was to initiate a moratorium on interest payments to holders of its Capital Securities.

     On September 5, 2001, the Corporation entered into separate support and lock-up agreements (the "Agreements") with Franco-Nevada Mining Corporation Limited ("Franco-Nevada") and Kinross Gold Corporation ("Kinross"), which respectively hold approximately 72.4 percent and 15.8 percent of the Capital Securities. Each of these companies has agreed to exchange all Capital Securities owned by it, including any Capital Securities acquired by Franco-Nevada or Kinross after execution of the Agreements or transferred to third parties by Franco-Nevada or Kinross after the date of each Agreement, on the basis of a ratio which would require the Corporation to issue up to an aggregate of 361,561,230 Common Shares in addition to the 140,607,145 Common Shares presently issued and outstanding, assuming all holders of Capital Securities elect to exchange. If all holders of Capital Securities elect to exchange, the ratio between the respective aggregate ownership interest in the Corporation of Capital Security holders and present shareholders following the exchange will be 72:28. The Agreements and the obligation of Franco-Nevada and Kinross to close were expressly conditional upon (1) 90 percent of the remaining Capital Security holders agreeing to exchange on the same terms as Franco-Nevada and Kinross; (2) consent of the Corporation's syndicated bankers to the transaction; (3) receipt of any necessary regulatory approvals; and (4) the Corporation conducting its business in the ordinary course. There is no obligation for Franco-Nevada, Kinross or the Corporation to complete the transaction if the closing must be delayed beyond March 31, 2002 unless the delay has been caused by a party seeking termination of the transactions.

     Conditions (1) and (2) above, while common to both Agreements, could be satisfied by agreement between only Franco-Nevada and the Corporation. Condition
(1) was met to the extent of approximately 83 percent of the Capital Securities held other than by Franco-Nevada and Kinross. As to condition (2), the syndicated bank facility was replaced. Franco-Nevada, in the agreement referred to under "Additional Understandings between the Corporation and Franco-Nevada" waived any further applicability of conditions (1) and (2). As to condition (3), there are no material regulatory approvals that must be obtained and, regarding
(4), the Corporation has since the date of the Agreements conducted, and intends to continue to conduct, its business in the normal course.

     On October 12, 2001, the Corporation entered into a support and lock-up agreement with Goldman Sachs & Co. ("Goldman"), a holder of approximately 9.85 percent of the Capital Securities. Goldman has agreed to exchange all Capital Securities owned by it for Common Shares on the same basis as Franco-Nevada and Kinross. The agreement between the Corporation and Goldman is identical in all material respects to the Agreements, except that Goldman is entitled not to complete the exchange transaction if between June 30, 2001 and closing there has been a material adverse change in the business, capital, operations, results of operations, assets, obligations or liabilities of the Corporation, other than had been publicly disclosed prior to October 12, 2001. The Corporation believes that no such change has occurred nor has it any reason to believe one will occur prior to completion of the proposed exchange transaction.

     All Common Shares issued to holders of Capital Securities who have held the Capital Securities for more than two years will be freely tradeable in the United States or Canada by the holders thereof, except to the extent any such holder is an affiliate of the Corporation. The Common Shares issued to Kinross and Goldman will satisfy the holding period requirement of Rule 144(k) under the U.S. Securities Act of 1933, as amended, and, assuming the other conditions of that rule are satisfied, will be eligible for resale under that rule. Such Common Shares will be freely tradeable in Canada. Franco-Nevada will be an affiliate of the Corporation after completion of the exchange of Capital Securities for Common Shares. Because of Franco-Nevada's status as an affiliate, the Corporation has agreed with Franco-Nevada that the Corporation will, within 20 business days of completing the transaction, file with the U.S. Securities and Exchange Commission a shelf registration statement covering resales by Franco-Nevada of the Common Shares received by Franco-Nevada in the exchange. In addition, the Corporation will, at the request of Franco-Nevada or its successors holding a majority of the Common Shares issued to Franco-Nevada, file a prospectus under applicable Canadian securities laws to permit the sale or other disposition of Common Shares sought to be offered.

     Franco-Nevada will also have the right to include the Common Shares acquired in the exchange in certain other registrations initiated by the Corporation covering the offering of Common Shares of the Corporation to the public. Franco-Nevada's registration rights are, in all circumstances, subject to customary cut-backs and limitations, including pro rata reduction of the securities being offered in conjunction with an underwritten primary registration by the Corporation and an agreement to hold back on certain public sales for specified periods of time when the Corporation is engaged in an underwritten public offering for its own account. Franco-Nevada has agreed not to undertake any public sale or distribution of the Common Shares of the Corporation or any securities convertible or exchangeable into Common Shares within seven days prior to or 120 days after the effective date of an underwritten registered offering commenced by the Corporation for the sale of securities for its own account.

     Franco-Nevada will also be entitled to sell a certain amount of the Common Shares received by Franco-Nevada in the exchange, without registration under the U.S. securities laws, pursuant to Rule 144 ("Rule 144") under the U.S. Securities Act of 1933, as amended. In general, Rule 144 permits a holder to sell an amount of securities that, together with all other sales of the same class of securities by such holder within the preceding three months, does not exceed the greater of (a) one percent of the number of outstanding securities of such class of securities or (b) the average weekly reported volume of trading in such securities, computed over a four-week period.

     If holders of Capital Securities make any significant sales of Common Shares received by them in the exchange, the market price of the Common Shares could be adversely affected. The market price could also be adversely affected by any expectations that such holders might make significant sales of their Common Shares.

     The agreements with Franco-Nevada, Kinross and Goldman cover 98 percent of the Capital Securities. It is not known whether any other Capital Securities will be exchanged. The tabular information included under "Shareholder Profile After Closing" and "Consolidated Capitalization" has been prepared on the basis that all Capital Securities are exchanged for Common Shares. If only 98 percent of the Capital Securities are exchanged, the current holders of Common Shares would own 28.4 percent of the Corporation rather than 28 percent and the percent ownership interests of Capital Security holders other than Franco-Nevada would be adjusted and amount to 22.1 percent in aggregate.


BACKGROUND AND REASONS FOR PROPOSED EXCHANGE OF CAPITAL SECURITIES FOR COMMON SHARES

     The current executive group of the Corporation has, with the board of directors, reviewed strategic alternatives on an ongoing basis for the past four years. During this time, a number of confidentiality agreements were signed with mining companies, as well as one with a non-industry participant, to permit the sharing of information so strategic alternatives could be discussed. Other companies were approached by the Corporation or its representatives. Corporate and property consolidations were discussed, sometimes extensively. The objective has consistently been to enhance shareholder value by building a stronger Corporation, one with more fundamental appeal to investors. The desirability of achieving a transaction increased with the decline in the gold price. In early 1996 the price was U.S.$415 per ounce; by year end 1997 it had tumbled to U.S.$290 and each subsequent year has closed with gold trading at that level or lower. The daily spot price averaged U.S.$269 per ounce for the first nine months of 2001.

     All of the work to create a meaningful corporate alternative to the status quo came to no avail. There were no suitors and no one came forward with an appetite to do anything other than possibly acquire an asset of the Corporation and then, not surprisingly, for a price that did not reflect the value of the asset were the gold price and industry conditions better. The burden of the Capital Securities also proved too daunting for any potential counterparty and this point was unequivocally made to the Corporation in all discussions with prospective merger and acquisition counterparties, irrespective of transaction structure. The Corporation, despite all efforts, has no capacity to borrow funds and retire the Capital Securities. No combination of asset sales has proven to make any economic sense and no investor was prepared to invest cash in the Corporation or consider a takeover structure by acquiring existing Common Shares.

     The principal plus accrued, unpaid interest amounted to approximately U.S.$164.2 million at December 31, 2001; at the end of the interest deferral period (March 31, 2003) the total principal and accrued interest relating to the Capital Securities will amount to U.S.$183.8 million and the interest component of U.S.$83.8 million will be due and payable. From an investor's perspective, particularly as a change of control of the Corporation would make the Capital Securities and ordinary bank debt immediately payable, the appeal of a significant transaction became virtually non-existent. For the Corporation to meet the accrued interest burden when due in 2003 and discharge bank indebtedness, as required, the daily spot price for gold would have to average U.S.$390 per ounce beginning September 2001 and continuing through to March 31, 2003. If this price performance were to prevail, the Corporation would be able to discharge the accrued interest obligation but the Capital Securities in a principal amount of U.S.$100 million would remain outstanding with semi-annual interest payments at a rate of 11 percent and, on April 1, 2003, an interest payment of U.S.$5.5 million would be due.

     The Capital Securities create other consequential issues for the Corporation. Under U.S. GAAP, shareholder equity is negative (see "Consolidated Capitalization"). This has prompted the American Stock Exchange to examine the Corporation more closely and question its suitability for listing on this exchange. Regulators in the United States and Canada have expressed concern over the Corporation's financial capacity to meet future reclamation obligations and they seek additional security to ensure performance. This security is simply unavailable in a market with limited interest in the North American gold mining industry. Bank credit is difficult to obtain and retain given industry conditions in general and those facing the Corporation in particular. The mere existence of the Capital Securities is a major reason the Corporation cannot readily procure bank credit.

     All the foregoing issues are outlined in the financial statements and other periodic information published and filed by the Corporation. The urgency of addressing and resolving the Capital Securities was the principal theme of the Chairman's letter to shareholders dated April 3, 2001 and included in the Annual Report. Franco-Nevada responded and is prepared to join the Corporation in taking action to improve the balance sheet and create an opportunity to build for the future and preserve value for shareholders. Franco-Nevada accumulated approximately 72.4 percent of the Capital Securities and on June 27, 2001 approached Mr. Leclerc, Chairman and Chief Executive Officer of the Corporation to discuss a possible restructuring on a basis whereby holders of Capital Securities might exchange these instruments for Common Shares. Mr. Leclerc agreed to pursue the restructuring possibility, subject to receiving advice from an independent committee of the Corporation's board of directors. A series of meetings and other communications occurred during July and August 2001 between the Corporation and Franco-Nevada with the result that, as Chairman and Chief Executive Officer, Mr. Leclerc concluded negotiations with Franco-Nevada and, on August 27, 2001, recommended to directors that the Corporation attempt an exchange of Capital Securities for Common Shares on the terms described in this management proxy circular. Concurrently, he approached Kinross to determine whether it would agree to exchange Capital Securities on the same terms as had, subject to approval of the Corporation's directors and shareholders, been agreed with Franco-Nevada. Kinross agreed in respect of its 15.8 percent ownership and, on October 12, 2001, Goldman agreed to make its 9.85 percent ownership position available on the same basis. If all or, assuming present commitments, 98 percent of the holders of Capital Securities were to exchange for Common Shares, the Corporation believes it would have manageable debt and the ability to retire substantially all its outstanding bank debt by late 2002. There would be a legitimate opportunity for a future and the ability to discuss new business possibilities without being perceived by others as financially impotent.


ADDITIONAL UNDERSTANDINGS BETWEEN THE CORPORATION AND FRANCO-NEVADA

     The Corporation has agreed with Franco-Nevada that, if the Resolution is passed by shareholders and all other conditions to complete the transaction have been fulfilled or, if applicable, waived, three of the present directors of the Corporation will resign and two of the vacancies created by the resignations will be filled in accordance with the Canada Business Corporations Act. Latham
C. Burns, John Gilray Christy, and Monica E. Sloan have agreed to resign effective on completion of the transaction and the two directors who will be appointed to fill the vacancies are M. Craig Haase and David Harquail. Mr. Haase is Executive Vice President and Chief Legal Officer, as well as a director, of Franco-Nevada. Mr. Harquail is Senior Vice President of Franco-Nevada. Mr. Harquail would be appointed the non-executive Chairman of the Corporation, effective on completion of the transaction. Robert L. Leclerc, currently Chairman and Chief Executive Officer, would retain his position of Chief Executive Officer. The proposed changes in board composition will result in changes in the composition of the audit and compensation committees of the board of directors, and these changes will be implemented by the newly constituted board of directors. The audit committee is presently comprised of directors Latham C. Burns (Chairman), John N. Abell and Peter Clarke. The compensation committee comprises directors John Gilray Christy (Chairman), John F. McOuat and Monica E. Sloan.

     Franco-Nevada has agreed with the Corporation to dispose of a sufficient number of the Capital Securities it owns such that the number of Common Shares issued to Franco-Nevada on completion of the transaction does not exceed 49.5 percent of the total number of the then issued and outstanding Common Shares.

     On October 5, 2001, Franco-Nevada agreed to guarantee the bank indebtedness of Echo Bay Inc., a wholly-owned subsidiary of the Corporation. This indebtedness consists of a U.S.$17 million revolving credit and a U.S.$4 million letter of credit facility established on October 5, 2001. As a result of Franco-Nevada agreeing to give this guarantee, the interest rate payable by the Corporation is lower than it would have been without the guarantee. Accordingly, the Corporation has agreed to pay Franco-Nevada a fee equal to 50 percent of the saving realized by the Corporation.

SHAREHOLDER PROFILE AFTER CLOSING

     If shareholders approve the proposed exchange of Capital Securities for Common Shares, the share ownership of the Corporation will be as described in the table below. The table is based upon all holders of Capital Securities agreeing to exchange for Common Shares and assumes that Franco-Nevada's ownership position becomes precisely 49.5 percent and that the Kinross and Goldman ownership of Capital Securities remain constant.

----------------------------------------------------------------------------------------------------------------
HOLDERS                                               NUMBER OF COMMON SHARES            PERCENT OWNERSHIP
----------------------------------------------------------------------------------------------------------------
Franco-Nevada                                                     248,573,346                       49.500
----------------------------------------------------------------------------------------------------------------
Kinross                                                            57,126,674                       11.376
----------------------------------------------------------------------------------------------------------------
Goldman                                                            35,595,703                        7.088
----------------------------------------------------------------------------------------------------------------
Other holders of Capital Securities                                20,265,507                        4.036
----------------------------------------------------------------------------------------------------------------
Existing holders of Common Shares                                 140,607,145                       28.000
----------------------------------------------------------------------------------------------------------------
Total Common Shares outstanding                                   502,168,375                      100.000
----------------------------------------------------------------------------------------------------------------

     If the transaction is completed, Franco-Nevada will become the single largest shareholder of the Corporation. Franco-Nevada is a Canadian corporation having its principal address in Toronto, Ontario, Canada. The common shares of Franco-Nevada are traded on The Toronto Stock Exchange under the symbol FN. The primary business of Franco-Nevada is the acquisition of (i) direct interests in mineral properties and, when appropriate, development of those properties, (ii) royalty interests in producing precious metals mines and precious metals properties in the development or advanced exploration stage, (iii) direct interests in mineral properties with a view to exploring and selling, leasing or joint venturing the properties to established mine operators and retaining royalty interests, and (iv) indirect interests in mineral deposits through equity interests in companies that own interests in mineral deposits. Franco-Nevada has a portfolio of interests covering producing and non-producing mineral properties located in the United States, Canada, Australia, South Africa, Indonesia and various Central and South American countries.

DESCRIPTION OF THE APPLICABLE TERMS OF THE CAPITAL SECURITIES


     The following is a summary of the material terms of the Capital Securities. A copy of the Indenture is available upon request from the Secretary of the Corporation.

     PRIORITIES - The Capital Securities were issued as unsecured junior subordinated debt under the Indenture in an aggregate principal amount of U.S.$100 million. The Indenture provides that the Capital Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of the Corporation. Senior Indebtedness, at December 31, 2001, amounted to U.S.$17 million. The rights of holders of the Capital Securities are senior, however, to the rights of holders of Common Shares in the Corporation in all respects relating to the distribution of assets or in a liquidation. For example, following the repayment of any Senior

Indebtedness, the holders of the Capital Securities are entitled to repayment prior to any distribution of assets to the holders of Common Shares. The Common Shares comprise the only outstanding class of equity in the Corporation and holders of Common Shares are the only persons entitled to vote at shareholders' meetings.


     No payment of principal (including redemption payments), premium, if any, or interest on the Capital Securities may be made (i) if any Senior Indebtedness of the Corporation is not paid when due, (ii) if any applicable grace period with respect to a payment default on Senior Indebtedness has ended and such default has not been cured or waived or ceased to exist, or (iii) if the maturity of any Senior Indebtedness of the Corporation has been accelerated because of a default. Upon any distribution of assets of the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Indebtedness of the Corporation must be paid in full before the holders of the Capital Securities are entitled to receive or retain any payment. The foregoing provisions of this paragraph will not prevent the Corporation from issuing Common Shares in exchange for the Capital Securities.


     The term "Senior Indebtedness" means, with respect to the Corporation, (i) the principal, interest and other payment obligations in respect of (a) indebtedness of the Corporation for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Corporation, including any such securities issued under any deed, indenture or other instrument to which the Corporation is a party, (ii) all capital lease obligations of the Corporation, (iii) all obligations of the Corporation issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Corporation, all hedging agreements and agreements of a similar nature (including interest rate swap agreements and commodity futures contracts) and all agreements relating to any such agreements, and all obligations of the Corporation under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),
(iv) all obligations of the Corporation for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through
(iv) above of other persons for the payment of which the Corporation is responsible or liable as obligor, guarantor or otherwise and (vi) with certain limited exceptions, all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Corporation (whether or not such obligation is assumed by the Corporation).

     INTEREST - Each Capital Security bears interest from the original date of issuance, payable in U.S. dollars, at the rate of 11 percent per annum, or 12 percent per annum during an Extension Period (as defined below), payable semi-annually in arrears on April 1 and October 1 of each year, from and after October 1, 1997 (each an "Interest Payment Date"). Accrued interest that is not paid on the applicable Interest Payment Date (including during an Extension Period) bears additional interest at the same annual rate of 12 percent, compounded semi-annually. The term "interest" as used herein includes semi-annual interest payments and interest on semi-annual interest payments not paid on the applicable Interest Payment Date.

     OPTION TO EXTEND INTEREST PAYMENT PERIODS - The Corporation has the right at any time and from time to time, subject to certain conditions, to defer payments of interest on the Capital Securities by extending interest payment periods for Extension Periods, each not exceeding ten consecutive semi-annual payment periods (all interest that shall accrue on the Capital Securities, including, to the extent permitted by law, interest on interest, during an Extension Period is herein called "Deferred Interest"); provided that during any Extension Period the Corporation shall not, among other restrictions, declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to its stated capital, including the Common Shares. Prior to the termination of any Extension Period, the Corporation may further defer payments of interest by extending the interest payment period on the Capital Securities; provided, however, that such further Extension Period, including all such previous and further extensions, may not exceed ten consecutive semi-annual payment periods and may not extend beyond the maturity of the Capital Securities. The Corporation has availed itself of the right to extend interest payment periods and may continue to do so through to and including the period to end March 31, 2003, on which date the then accrued and unpaid interest would amount to approximately U.S.$83.8 million and be due and payable.


     CHANGE OF CONTROL REPURCHASE - The occurrence of a Change of Control (as defined below) will constitute an event of default under the Indenture if the Corporation does not cure such event by making an offer to repurchase all of the outstanding Capital Securities at a repurchase price (the "Repurchase Price") equal to 101 percent of the aggregate principal amount of such Capital Securities plus accrued and unpaid interest thereon (including any Deferred Interest) to the repurchase date.





     "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the board of directors of the Corporation):
(a) an event or series of events by which any Person or group of Persons within the meaning of Section 13(d) of the United States Securities Exchange Act of 1934 (the "Exchange Act") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation, issuance of securities by the Corporation or otherwise, be or become, directly or indirectly, the beneficial owner of 50 percent or more of the combined voting power of the then outstanding voting shares of the Corporation, (b) the first day on which a majority of the members of the board of directors of the Corporation are not Continuing Directors (as defined below), (c) the shareholders of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation or (d) the direct or indirect sale, assignment, lease, exchange, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of the property or assets of the Corporation to any Person. "Continuing Director" means any member of the board of directors of the Corporation who was a member of such board of directors on the date of original issuance of the Capital Securities and, as of any determination date thereafter, shall include any member of the board of directors of the Corporation who was nominated for election or appointed to such board of directors with the affirmative vote of a majority of the Continuing Directors who were members of such board at the time of such nomination or appointment.

     Holders of the Capital Securities who do not agree to exchange Capital Securities for Common Shares would only be entitled to payment of the Repurchase Price if one Person beneficially acquired or had the right to acquire 50 percent or more of the Common Shares and condition (b) above were satisfied. It is not contemplated that the ownership test will be met as no one Person will acquire or have the right to acquire the requisite percentage of Common Shares.

TAX CONSEQUENCES TO THE CORPORATION

     The following is a general summary of the principal Canadian federal income tax considerations applicable under the Income Tax Act (Canada) (the "Tax Act") to the Corporation as a result of the issuance of Common Shares to acquire the Capital Securities. This summary is based upon and takes into account the current provisions of the Tax Act and the current regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposals"), and management's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, government or legislative decision or action, nor does it take into account tax laws or considerations of any province or territory of Canada or any jurisdiction outside of Canada. There can be no assurance that the Proposals will be enacted as proposed, or at all; however, the Canadian federal income tax considerations generally applicable to the Corporation on the issuance of its Common Shares to acquire the Capital Securities will not be different if the Proposals are not enacted.

     If the value of the Common Shares to be issued in exchange for the principal amount of and accrued interest on the Capital Securities is less than the principal amount of and accrued interest on the Capital Securities, a portion of the debt of the Corporation may be forgiven. In such circumstances, the Corporation would be required to reduce certain of its tax accounts, such as non-capital losses, by the amount of such forgiveness. To the extent that any excess forgiven amount remains unapplied, one-half of such amount may be required to be included in the income of the Corporation for purposes of the Tax Act for the year in which the acquisition occurs. Based on management's evaluation of the fair market value of the Corporation, the value of the Common Shares should be such that the forgiven amount would not be significant and would be adequately covered by the Corporation's existing tax accounts. Management has not obtained a formal valuation of the Common Shares to be issued in exchange for the Capital Securities because it has been advised by Canadian tax counsel that the fair market value of the Common Shares for purposes of the Tax Act will be determined by the trading price at the time of the issuance of the Common Shares and acquisition of the Capital Securities.

     The issuance of the Common Shares may result in an acquisition of control of the Corporation for purposes of the Tax Act. On any acquisition of control, there will be a termination of one taxation year and the commencement of another. This may accelerate the period of time during which the Corporation may utilize some of its tax accounts, such as non-capital losses. In addition, if there is an acquisition of control of the Corporation, the Corporation may be limited in the manner in which it can deduct its tax accounts. For example, it will only be able to claim non-capital losses if those losses are business losses and if it continues to carry on the business in which it realized those losses. Moreover, it will be able to deduct its various resource expenses, such as exploration and development and property acquisition costs, only against income from and proceeds of disposition of those resource properties which it owns at the time of acquisition of control. Management does not anticipate that an acquisition of control would have any material impact on the Corporation's ability to deduct its various accounts in the future.

     The Corporation does not anticipate that there will be U.S. federal income tax consequences to it as a result of issuing Common Shares to acquire the Capital Securities.

CONSOLIDATED CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Corporation as at September 30, 2001 and after giving effect to an exchange of Capital Securities by all holders for Common Shares. The Corporation prepares its consolidated financial statements in accordance with generally accepted accounting principles ("GAAP") in Canada and these principles differ in certain respects from those in the United States. The table below expresses the capitalization using both Canadian and U.S. GAAP:


                                                             Canadian GAAP                   U.S. GAAP
                                                          September 30, 2001             September 30, 2001
thousands of U.S. dollars                               Actual     As Adjusted         Actual     As Adjusted
---------------------------------------------------------------------------------------------------------------
Long-term debt and other financings (1)(4)            $   6,348     $      --        $ 100,000     $      --
Accrued interest obligation (1)(4)                    $      --     $      --        $  59,385     $      --

Common shares (2)(4)                                  $ 713,343     $ 872,728        $ 749,771     $ 909,156
Capital securities (1)(4)                               153,037            --               --            --
Deficit (3)                                            (721,198)     (721,198)        (760,053)     (760,370)
Foreign currency translation                            (28,625)      (28,625)              --            --
Accumulated other comprehensive income                       --            --              346           346
---------------------------------------------------------------------------------------------------------------
Shareholders' equity (deficit)                        $ 116,557     $ 122,905        $  (9,936)    $ 149,132
---------------------------------------------------------------------------------------------------------------
Total capitalization                                  $ 122,905     $ 122,905        $ 149,449     $ 149,132
===============================================================================================================

(1) In accordance with Canadian GAAP, the present value of the principal amount of the Capital Securities is classified as debt within long-term debt and other financings, while the present value of the future interest payments is classified as a separate component of shareholders' equity. The deferred accrued interest is classified within this equity component as the Corporation has the option to satisfy the deferred interest by delivering Common Shares to a trustee for sale. Market conditions would determine the Company's ability to settle through the delivery and sale of common shares. Interest on the Capital Securities has been allocated proportionately to interest expense and deficit based on the debt and equity classifications. Under U.S. GAAP, the face value of the Capital Securities is classified entirely as debt within long-term debt and other financings; and the interest on the Capital Securities is classified entirely as interest expense.

(2) Costs related to the issuance of the additional common equity as contemplated in this management proxy circular are estimated to be $3 million and will be deducted from the common share equity account.


(3) In accordance with Canadian GAAP, the costs related to the issuance of the Capital Securities were allocated proportionately to deferred financing charges and retained earnings based on the debt and equity classifications. Under U.S. GAAP, the costs related to the issuance of the Capital Securities are classified as deferred financing charges within long-term investments and other assets and are amortized to interest expense over the life of the Capital Securities. As at September 30, 2001, the amount of deferred financing charges was $317,000.


(4) If only 98 percent of the Capital Securities are exchanged for Common Shares, under Canadian GAAP long-term debt and other financings and Capital Securities will have remaining balances of $127,000 and $3,061,000, respectively. Under U.S. GAAP, long-term debt and other financings and accrued interest obligation will have remaining balances of $2,000,000 and $1,188,000 respectively. The stated capital account for Common Shares would be $869,540,000 and $905,968,000 under Canadian and U.S. GAAP respectively.

INDEPENDENT COMMITTEE; BOARD OF DIRECTORS

     The directors constituted an Independent Committee of the board to consider the desirability of a transaction with Franco-Nevada and Kinross and address the matter of financial fairness to shareholders. The Independent Committee comprises directors John N. Abell as Chairman, Latham C. Burns, John Gilray Christy, Peter Clarke and Monica E. Sloan. This represents all directors other than Mr. McOuat, in conflict because he is also a director of Franco-Nevada, and Mr. Leclerc, the Chairman and Chief Executive Officer of the Corporation, who has an employment contract which contains provisions that might benefit him in the context of a change in control of the Corporation.


     The Independent Committee did not extend the process to examine strategic alternatives as this process had yielded no positive results during the previous four years and was, therefore, considered by directors to be futile. All members of the board had participated actively in the prior years' analyses of strategic alternatives. The Independent Committee, through its chairman, John Abell, worked with Mr. Leclerc to evaluate the desirability of an exchange transaction with Capital Securities holders and to consider whether it would be financially fair to and in the best interests of shareholders. BMO Nesbitt Burns Inc. have advised the Independent Committee and the board of directors as to the fairness, from a financial point of view, of the exchange transaction to the holders of Common Shares.


     For all the reasons set out above, on the recommendation of the Independent Committee, the directors, on September 5, 2001, authorized the Corporation to enter into agreements with holders of Capital Securities. They have chosen, and urge the shareholders to follow, a course that will afford the promise of a future. The directors are not prepared to risk everything in the hope that the gold price will move immediately to a high level and rescue the Corporation from the brink of ruin. Risk management is one matter; abject gambling is another course, one directors neither recommend nor propose to entertain as viable. The directors recommend that shareholders pass the resolution set out in this management proxy circular, which will allow for the exchange of Capital Securities for newly issued Common Shares. While it is acknowledged that there will be substantial dilution to existing shareholders, in the judgment of the directors there is no other sensible, practical alternative to the proposed exchange of Capital Securities for Common Shares.


FAIRNESS OPINION


     BMO Nesbitt Burns Inc. is one of Canada's largest investment and corporate banking firms, with operations in all facets of corporate and government finance, amalgamations and acquisitions, equity and fixed income sales and trading, investment research and investment management. As part of its investment banking business, BMO Nesbitt Burns Inc. is regularly engaged in evaluating businesses in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted shares and other securities, private placements and valuations for estate, corporate and other purposes. The Corporation's board of directors selected BMO Nesbitt Burns Inc. on the basis of the firm's expertise and reputation.

     Pursuant to the engagement letter between the Corporation and BMO Nesbitt Burns Inc., the Corporation has agreed to pay BMO Nesbitt Burns Inc. U.S.$2.2 million upon, but only in the event of, completion of the exchange transaction. The Corporation has agreed to indemnify BMO Nesbitt Burns Inc. against liabilities relating to or arising out of its engagement, including liabilities under U.S. federal securities laws. In the past, BMO Nesbitt Burns Inc. and its predecessors have provided investment banking services to the Corporation and received customary compensation for rendering such services.

     In the ordinary course of business, BMO Nesbitt Burns Inc., its predecessors and affiliates, have traded or may trade shares or other securities of the Corporation or any holders of Capital Securities for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such shares or other securities.

     BMO Nesbitt Burns Inc. made a formal presentation and provided an oral opinion to the Independent Committee and the board of directors during the meetings held by the Committee and board on September 5, 2001. This opinion has been confirmed and delivered in written form (the "Fairness Opinion") concurrently with the issuance of this management proxy circular. The Fairness Opinion addresses the fairness of the exchange of Capital Securities for Common Shares of the Corporation. In the opinion of BMO Nesbitt Burns Inc., based on the scope of its review and subject to the qualifications and assumptions set forth in the Fairness Opinion, the exchange is fair, from a financial point of view, to shareholders of the Corporation. The procedures followed by BMO Nesbitt Burns Inc. are summarized under the headings "Scope of Review" and "Assumptions and Limitations". Shareholders are urged to read the Fairness Opinion, a copy of which is attached as Schedule "A" to this Circular.

     BMO Nesbitt Burns Inc. did not participate in any negotiations with holders of the Capital Securities or their representatives. They did, however, advise Mr. Leclerc, the independent committee and the board of directors in respect of discussions and negotiations leading up to the decision made by the directors on September 5, 2001.


     The directors accept the Fairness Opinion and they have concluded that the exchange is fair, from a financial point of view, to shareholders and is in the best interests of the Corporation.

     The directors recommend that the shareholders vote in favour of the issuance of Common Shares in exchange for the Capital Securities. In reaching their decision and making their recommendation, the directors considered a number of factors, including the following:

     (a) the Fairness Opinion of BMO Nesbitt Burns Inc. to the effect that the exchange is fair, from a financial point of view, to shareholders;

     (b) the matters considered and relied upon by the Independent Committee which included: the lack of other viable alternatives; the desirability of securing a new common equity investor with financial capacity; the need to address financial security issues facing the Corporation, including the Capital Securities and the lack of credit availability brought on, in part, by the Capital Securities; consequential risks on the regulatory front, including the limited access of the Corporation to financial markets and the possibility that its Common Shares might no longer be eligible for trading on principal exchanges; and the consequence of doing nothing in the face of these factors;

     (c)  the unanimous recommendation of the Independent Committee;


     (d) the absence of any adverse tax consequences of the exchange from the perspective of the Corporation; and


     (e) the fact that, in order to be effective, the exchange must be approved by the shareholders of the Corporation.

     The foregoing discussion is not intended to be exhaustive but includes all material factors considered by the directors. In reaching the determination to approve and recommend the exchange, the directors did not quantify or otherwise assign any relative weight to the specific factors which were considered, and, while individual directors may have given different weights to different factors, all directors agreed that the exchange was in the best interest of the Corporation. The directors recommend to the shareholders that the exchange be approved at this meeting and each of the directors and officers of the Corporation intends to vote his or her Common Shares in favour of the proposed resolution. Adopting the resolution will allow for completion of the exchange, thereby eliminating high-cost debt. Failure to adopt the resolution leaves the high-cost debt outstanding and creates the likelihood that the Corporation will be unable to meet its financial obligations on March 31, 2003.

RESOLUTION

     The Resolution is an ordinary resolution. Accordingly, the affirmative vote, in person or by proxy, of not less than a majority of the votes cast thereon at the meeting is required in order to approve the issuance to holders of the Capital Securities of Common Shares to be received on the exchange.

     Unless otherwise indicated, the persons named in the accompanying form of proxy intend to vote for the Resolution.

     Set forth below is the text of the Resolution to be submitted to shareholders at the meeting:

"BE IT RESOLVED THAT:

1. The issuance by the Corporation of up to an aggregate of 361,561,230 Common Shares of the Corporation (the "Exchange Shares") in exchange for up to all outstanding principal plus accrued and unpaid interest owing under the U.S.$100 million aggregate principal amount of 11% capital securities (the "Capital Securities") issued by the Corporation pursuant to that certain indenture dated as of March 27, 1997 between the Corporation and Bankers Trust Company, as amended or supplemented (the "Indenture"), is hereby authorized and approved.

2. Such exchange shall, accordingly, be made on the basis of 3,615.6123 Common Shares for each U.S.$1,000 in principal amount of the Capital Securities, including accrued but unpaid interest thereon.

3. No fractional Common Shares will be issued and the number of Common Shares to be issued to a holder of Capital Securities will be rounded up to the next whole share.

4. Any officer or director of the Corporation is authorized and directed to execute and deliver such certificates, instruments, agreements, notices or other documents in the name of and on behalf of the Corporation and under its corporate seal or otherwise and to do such other acts and things as, in the opinion of such person, may be necessary or desirable in connection with the Capital Securities, the Indenture, the exchange of Capital Securities, and the related issuance of the Exchange Shares, and with the performance of the Corporation of its obligations pursuant thereto, and to give effect to the foregoing and facilitate the implementation of the foregoing resolution.

5. The authority conferred by this Resolution specifically recognizes that completion of the exchange of Capital Securities for the Exchange Shares is subject to compliance with applicable securities or other regulatory requirements."

MISCELLANEOUS MATTERS

     Legislation and regulation requires the Corporation to include certain information, as set out below. No action is to be taken at the meeting in respect of any of this information.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years or, where an individual was not an executive officer for the last three completed fiscal years, for those fiscal years in which the individual was an executive officer.

---------------------------------------------------------------------------------------------------------------------
                                                                                   Long-Term
                                                Annual Compensation               Compensation
---------------------------------------------------------------------------------------------------------------------
                                                                                       Share           All Other
      Name/Principal Position          Year        Salary            Bonus            Option         Compensation
                                                  (U.S.$)           (U.S.$)         Awards (#)          (U.S.$)
---------------------------------------------------------------------------------------------------------------------

ROBERT L. LECLERC                      2000       350,000           225,000             ---              23,000(1)
Chairman and Chief Executive Officer   1999       350,000             ---             300,000            24,000
                                       1998       363,462           318,202           160,110            28,601
---------------------------------------------------------------------------------------------------------------------

JERRY L. J. MCCRANK                    2000       165,000           144,979             ---               9,900(2)
Vice President, Operations             1999       152,824             ---              80,000             9,169
                                       1998       112,192           152,603            41,171             6,732
---------------------------------------------------------------------------------------------------------------------

TOM S. Q. YIP                          2000       165,000           144,979             ---               7,512(2)
Vice President, Finance and Chief      1999       141,991             ---              80,000             7,808
Financial Officer                      1998       111,635           125,164            24,588             6,698
---------------------------------------------------------------------------------------------------------------------

LOIS-ANN L. BRODRICK                   2000       150,000           144,979             ---               9,000(2)
Vice President and Secretary           1999       135,706             ---              80,000             8,142
                                       1998        95,040           125,164            20,933             5,702
---------------------------------------------------------------------------------------------------------------------

DAVID A. OTTEWELL                      2000       105,000            34,233             ---               6,300(2)
Controller                             1999        86,551             9,493            17,500            11,279
---------------------------------------------------------------------------------------------------------------------

(1) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans ($21,000) and fees for attendance at meetings of the Board of Directors ($2,000).

(2) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Leclerc and the Corporation have entered into a contract which is for an indefinite term and provides for certain lump sum payments if the Corporation terminates Mr. Leclerc's employment on less than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. If a change of control of the Corporation is followed by a termination of Mr. Leclerc's employment under specified circumstances, Mr. Leclerc shall be paid a cash payment equal to three times the total of his annual base salary plus bonus under the executive cash incentive plan. The specified circumstances include (i) the Corporation's termination of Mr. Leclerc's employment within two years of a change of control or (ii) a voluntary resignation by Mr. Leclerc for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal: the assignment of lower level status or responsibility, a reduction in base salary, a requirement to relocate, or a change in employee participation in or benefits under the Corporation's benefit plans. Additionally, in the final 30 days of the one-year period referred to above, Mr. Leclerc may resign for any reason, or no reason at all, and be entitled forthwith to the cash payment calculated as specified above.

     Each of the other named executive officers has entered into an employment contract for an indefinite term. The contracts provide for certain lump sum payments if the Corporation terminates the individual's employment on less than one year's written notice or the individual is demoted and voluntarily resigns within 60 days thereof. In all other respects, including those relating to a change of control, the employment contracts for Ms. Brodrick and Messrs. McCrank and Yip are identical to Mr. Leclerc's contract. Mr. Ottewell's contract provides for a lower payout structure than the others and does not afford the right to resign in the final 30 days of the one-year period referred to above.

     Completion of the transaction described in this management proxy circular will involve a change of control within the meaning of the above-mentioned employment contracts, effective as of the closing date.


SECURITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows equity securities of the Corporation beneficially owned as of -, 2002 by all directors of the Corporation, the Chief Executive Officer and next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.



                                         Amount and nature of            Options to acquire Common Shares of the
                                         beneficial ownership as         Corporation exercisable within 60 days
Beneficial Owner                         of -, 2002                      of -, 2002
--------------------------------------------------------------------------------------------------------------------
John N. Abell                            10,000                                              -
Lois-Ann L. Brodrick                       ---                                               -
Latham C. Burns                           2,000                                              -
John G. Christy                          42,553                                              -
Peter Clarke                              5,000                                              -
Robert L. Leclerc                        10,000                                              -
Jerry L. J. McCrank                       5,000                                              -
John F. McOuat                            2,791                                              -
David A. Ottewell                          ---                                               -
Monica E. Sloan                           1,500                                              -
Tom S. Q. Yip                               300                                              -
Directors and executive
officers as a group                      -(1)(2)(3)


(1)  Represents - percent of the outstanding Common Shares.

(2) Includes - Common Shares which directors and officers have the right to acquire within 60 days of -.

(3) No individual director or officer owns Common Shares representing 1.0 percent or more of the number of outstanding shares.

LIABILITY INSURANCE

     The Corporation has purchased liability insurance and the amount of the premium paid in respect of directors and officers as a group for 2001 is U.S.$111,000; the policy coverage is U.S.$35,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

2002 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before March 18, 2002.


AUDITORS' PARTICIPATION AT THE MEETING

     Ernst & Young have been the auditors of the Corporation since 1985. One or more representatives of Ernst & Young will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

INCORPORATION BY REFERENCE OF CERTAIN MATERIALS

     The Corporation's Annual Report on Form 10-K and amended Annual Report on Form 10-K/A for the period ended December 31, 2000 and the Corporation's Quarterly Report on Form 10-Q and amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2001 are each incorporated by reference into this management proxy circular. A copy of each such Report is available upon request from the Secretary of the Corporation.


APPROVAL OF DIRECTORS

     The contents and sending of this Management Proxy Circular have been approved by the directors of the Corporation.


     Dated at Edmonton, Alberta, Canada this - day of -, 2002.


                                           Lois-Ann L. Brodrick
                                           Vice President and Secretary

ALBERTA CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.


     Dated this - day of -, 2002.


Robert L. Leclerc                              Tom S. Q. Yip
Chairman and Chief Executive Officer           Vice President, Finance and
                                               Chief Financial Officer

                               ECHO BAY MINES LTD.
                     SPECIAL GENERAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON THE - DAY OF -, 2002

The undersigned shareholder of ECHO BAY MINES LTD. appoints ROBERT LEIGH LECLERC, or failing him LOIS-ANN L. BRODRICK or instead of them or either of them ________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Special General Meeting of Shareholders to be held on the - day of - 2002, and at any adjournment of the meeting, with the same power the undersigned would have if the undersigned were present at the meeting, or any adjournment of the meeting, and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified below:

1. to vote FOR / / or AGAINST / / or WITHHOLD vote / / on a resolution approving the issuance of up to an aggregate of 361,561,230 common shares in the capital of the Corporation, as more particularly described in the accompanying Management Proxy Circular.

DATED ______________ , 2002
                                      ___________________________________
                                      Signature of Shareholder

(1) If a shareholder specifies a choice with respect to the matter, the shares represented by the proxy will be voted for or against or withheld from voting in respect of the matter on any ballot that may be called for.

(2) If this proxy is not dated in the provided space, it is deemed to bear the date on which it is mailed by the person making the solicitation.

                                  INSTRUCTIONS

If you are unable to attend the Special General Meeting of Shareholders in person, please fill in and sign this form of proxy and return it in this resealable self addressed envelope.

1. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE CORPORATION.

2. If a shareholder wishes to be represented at the meeting by proxy, the proxy must be dated and executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized.

3. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE RESOLUTION APPROVING THE ISSUANCE OF UP TO AN AGGREGATE OF 361,561,230 COMMON SHARES IN THE CAPITAL OF THE CORPORATION. This form of proxy confers discretionary authority with respect to any amendments to matters identified in the notice of meeting or other matters that may properly come before the meeting.

4. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY TO ATTEND AND ACT ON BEHALF OF THE SHAREHOLDER AT THE MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the person or by completing another proper form of proxy.